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                       CONTRACT SETTLEMENT AGREEMENT BETWEEN
                          FRONTIER NATURAL GAS CORPORATION
                                 AND DAVID W. BERRY


WHEREAS David W. Berry ("Employee") has an employment contract with Frontier Natural Gas Corporation ("Frontier") dated effective January 1, 1993 (the "Contract"); and

WHEREAS Frontier has negotiated with third parties including Aspect Resources LLC and Esenjay Petroleum Corporation and others in regard to a transaction which would result in a change of control of Frontier, (which change of control shall be defined as a change of the majority of the Board of Directors of Frontier and/or a transaction whereby over fifty percent of the equity securities of Frontier are issued or committed to be issued to third parties, and/or Frontier merges with another company, hereafter a "Change of Control"); and

WHEREAS The Board of Directors has determined that it is in the best interests of Frontier to satisfy all obligations of Frontier previously incurred, or to be incurred in the future, pursuant to the Contract, but subject to Frontier closing a transaction which results in a Change of Control;


                                   NOW THEREFORE

Frontier agrees that in the event Frontier closes any transaction which results in a Change of Control prior to June 30, 1998 that Frontier shall pay to Employee the sum of One Hundred and Thirty Four Thousand Four Hundred Dollars ($134,400.00), which amount shall be referred to herein as the "Settlement Payment", and Employee shall be, upon closing of a transaction which results in a Change of Control, automatically released from all obligations pursuant to the Contract other than Employees confidentiality obligations to Frontier as set forth in Paragraph 7.a. of the Contract. Said Settlement Payment and release from obligations shall be in full satisfaction of the Contract, but in addition to any other obligations owed Employee; and

Employee agrees that, subject only to timely payment of the Settlement Payment, that Frontier shall, upon closing of a transaction resulting in a Change of Control, have no further obligation to Employee pursuant to the Contract; and

The parties agree that the Settlement Payment shall be due and payable upon closing of a transaction resulting in a Change of Control, and that it shall be paid by delivery to Employee of a promissory note bearing interest at ten percent per annum payable by Frontier to Employee with the principal amount being paid at the minimum rate of five thousand dollars per month, beginning the first day of the third calendar month after the referenced closing, and with all principal and accrued interest being due and payable upon the earlier of September 30, 1998 or the completion of the public sale of any equity and/or debt securities of Frontier. The parties further agree that Employee, at Employees sole discretion may defer payment of up to fifty percent of the principal amount until January 15, 1999.





------------------------------------   January ____, 1998
David W. Berry.

Frontier Natural Gas Corporation


By:                                    January ____, 1998
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